Exhibit 1.02

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Games Plans to Help Develop and Launch New 2D Turn-Based MMORPG this Year

BEIJING, ATLANTA — March 30, 2010 -— CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today that it has entered into an agreement with a Sichuan, China-based game development studio to operate and jointly develop Mythical Legend, a 2D turn-based massive multiplayer online role playing game (MMORPG). Mythical Legend marks the third new local game planned for launch this year by CDC Games.

As part of this agreement, CDC Games will jointly own the intellectual property (IP) of the game after the game is fully developed, and will have exclusive rights to license the game to certain third parties. CDC Games also will be assisting in the design of the game, as it plans to leverage feedback from gamers on how to improve the game.

Mythical Legend is a game of two dimensional graphics where players alternate turns with their opponents. Based on a classic, ancient Chinese fantasy novel called Fengshen Bang (The Investiture of the Gods), Mythical Legend offers gamers a combination of a comic and classical Chinese-style game, with player versus player (PvP) gameplay.

Other new local games planned for this year include East Fantasy, a cartoon-type 3D massive multiplayer online action role playing game (MMOARPG) that is currently completing its final phase of testing, and Richman Universe, a casual MMORPG based on the themes of the popular Monopoly and battle chess games.

“We are excited to reach this agreement since this enables CDC Games to evolve from a pure publisher of games into a co-developer status where we jointly share in the IP and maintain influence over the direction of the game,” said Simon Wong, CEO of CDC Games. “Notably, as joint-owner of the IP, we believe we will enjoy higher operating margin than if we were only a publisher of the game. Since we also plan to rely on gamers’ feedback, we feel Mythical Legend will be a true game of the players, by the players and for the players, which we believe ultimately increases its prospects for success. This agreement also marks another step forward in our previously announced plans to launch new local games in China that further enrich our diverse games portfolio.”

About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force.  For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about the planned launch of Mythical Legend and the timing thereof, our beliefs about the game’s characteristics and the market acceptance of Mythical Legend, our beliefs regarding our ability to continue with momentum in the popularity of our games, our expectations regarding the success of Mythical Legend, our beliefs regarding the factors supporting the anticipated success of Mythical Legend, our beliefs regarding the appeal, preferences and player acceptance of Mythical Legend, our beliefs and plans regarding the launch of Mythical Legend and other games, our beliefs about our ability to maintain input with respect to the future direction of Mythical Legend and the effects and importance thereof, our beliefs regarding profitability and operating margins with this game, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to develop and market successfully Mythical Legend and other games and expansions; (c) the future growth of the online games industry in China; (d) the possibility of development delays; (e) the development of competing products and technology; (f) the risk of our partners’ continuing to fulfill their obligations under agreements with us; and (g) and the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2008 on Form 20-F filed on June 30, 2009.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.  Historical results are not indicative of future performance.